Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company	At CCG Investor Relations
Contact: Jim Klingler, CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (310) 477-9800

NORTH AMERICAN SCIENTIFIC REPORTS THIRD QUARTER RESULTS

Chatsworth, CA – September 6, 2005 — North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its third fiscal quarter and nine months ended July 31, 2005.

Third Quarter

For the third quarter of fiscal 2005, the Company reported revenues of approximately $8.1 million, compared to revenues of $8.1 million for the third quarter of 2004.  Revenues by operating segment in the third quarter of 2005 included $5.0 million of IMRT/IGRT (Intensity Modulated Radiation Therapy and Image Guided Radiation Therapy) products and services, and $3.1 million from Radiation Sources (brachytherapy and other radioisotope-based products), both of which were even with the same period last year.

The net loss for the third quarter of 2005 was $3.3 million, or $0.20 per share, a reduction of $17.7 million from the net loss for the third quarter of 2004 of $21.0 million, or $1.36 per share. The loss in the third quarter of 2004 included losses from the now-discontinued Theseus operations which totaled $6.4 million, or $0.42 per share.

The net loss from continuing operations for the third quarter of 2005 was $3.3 million, or $0.20 per share, compared to a net loss from continuing operations for the third quarter of 2004 of $14.6 million, or $0.95 per share.  The $11.3 million reduction in the net loss from continuing operations was due to $10.3 million of non-recurring expenses relating to the NOMOS acquisition in the third quarter of 2004, and $1.0 million in cost reductions.

Nine Months

For the first nine months of fiscal 2005, the Company reported revenues of approximately $25.4 million, an increase of $10.4 million, or 69%, from revenues of $15.0 million for the first nine months of 2004.  Management attributed the increase in revenues to the acquisition of NOMOS, which was completed on May 4, 2004.  Revenues by operating segment in the first nine months of 2005 included $16.4 million of IMRT/IGRT products and services, and $9.0 million from Radiation Sources (brachytherapy and other radioisotope-based products), which decreased 11% versus the corresponding period last year due to reduced unit volume.

The net loss for the first nine months of 2005 was $10.9 million, or $0.66 per share, compared to a net loss for the first nine months of 2004 of $28.8 million, or $2.38 per share. The loss in the first nine months of 2004 included losses from the now-discontinued Theseus operations which totaled $10.6 million, or $0.87 per share.

The net loss from continuing operations for the first nine months of 2005 was $10.9 million, or $0.66 per share, compared to a net loss from continuing operations for the first nine months of 2004 of $18.3 million, or $1.51 per share.  The $7.4 million reduction in the net loss from continuing operations was due to $10.3 million of non-recurring expenses relating to the NOMOS acquisition in the third quarter of 2004, and a reduction in the Radiation Sources net loss from continuing operations of $2.0 million, partially offset by an $4.9 million increase in the net loss relating to the IMRT/IGRT operations acquired in the May 2004 NOMOS acquisition.

At July 31, 2005, the Company’s cash and marketable securities totaled $5.7 million, a decrease of $9.3 million from $15.0 million at the end of fiscal year 2004, and a decrease of $0.7 million from $6.4 million at the end of the second quarter of fiscal 2005.

L. Michael Cutrer, President and CEO, commented, “Although we were disappointed in the lack of sales growth in the third quarter of fiscal 2005,  we are confident that we are in a position to grow our revenue base with planned new product introductions in the remainder of fiscal year 2005 and in fiscal year 2006.  We continue to focus our efforts on sales growth and profitability, and we note that we were able to significantly reduce our cash used in operations in the third quarter of 2005.”

Notice to Investors

A live webcast to discuss North American Scientific’s third quarter 2005 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 10:00 a.m. PDT on September 6, 2005.  For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

Event archives are normally available one to two hours after the event ends.  For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company’s principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company’s IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company’s clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	July 31, 2005	October 31, 2004
	(Unaudited)

Assets

Current assets
Cash and cash equivalents	$2,052,000	$2,334,000
Marketable securities	3,647,000	10,046,000
Accounts receivable	6,127,000	7,132,000
Inventories	3,805,000	4,871,000
Prepaid expenses and other current assets	933,000	1,061,000
Total current assets	16,564,000	25,444,000
Non-current marketable securities	—	2,600,000
Equipment and leasehold improvements	3,328,000	4,127,000
Goodwill	18,732,000	18,732,000
Intangible assets	27,779,000	29,504,000
Other assets	110,000	132,000
Total assets	$66,513,000	$80,539,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,262,000	$2,061,000
Accrued expenses	5,165,000	6,808,000
Deferred revenue	4,871,000	6,293,000
Total current liabilities	11,298,000	15,162,000
Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,857,222 and 16,308,487 shares issued; 16,749,196 and 16,200,461 shares outstanding as of July 31, 2005 and October 31, 2004, respectively	171,000	163,000
Additional paid-in capital	120,930,000	120,220,000
Treasury stock, at cost – 108,026 common shares	(129,000)	(129,000)
Accumulated deficit	(65,757,000)	(54,877,000)
Total stockholders’ equity	55,215,000	65,377,000
Total liabilities and stockholders’ equity	$66,513,000	$80,539,000

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations

(Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Revenue
Product	$5,090,000	$5,368,000	$16,306,000	$12,213,000
Service	2,970,000	2,769,000	9,060,000	2,769,000
Total revenue	8,060,000	8,137,000	25,366,000	14,982,000
Cost of revenue
Product	3,056,000	3,471,000	11,886,000	7,309,000
Service	1,621,000	1,330,000	3,511,000	1,330,000
Total cost of revenue	4,677,000	4,801,000	15,397,000	8,639,000
Gross profit	3,383,000	3,336,000	9,969,000	6,343,000
Operating expenses
Selling expenses	2,145,000	2,238,000	6,453,000	3,871,000
General and administrative expenses	2,445,000	3,363,000	8,018,000	8,482,000
Research and development	1,543,000	1,588,000	4,799,000	1,909,000
Amortization of intangible assets	575,000	576,000	1,725,000	597,000
In-process research and development	—	9,200,000	—	9,200,000
Merger and integration costs	—	1,056,000	—	1,056,000
Total operating expenses	6,708,000	18,021,000	20,995,000	25,115,000
Loss from operations	(3,325,000)	(14,685,000)	(11,026,000)	(18,772,000)
Interest and other income	23,000	114,000	146,000	489,000
Loss before provision for income taxes	(3,302,000)	(14,571,000)	(10,880,000)	(18,283,000)
Provision for income taxes	—	—	—	—
Loss from continuing operations	(3,302,000)	(14,571,000)	(10,880,000)	(18,283,000)
Loss from discontinued operation	—	(6,422,000)	—	(10,550,000)
Net loss	$(3,302,000)	$(20,993,000)	$(10,880,000)	$(28,833,000)
Basic and diluted loss per share:
Continuing operations	(0.20)	(0.94)	(0.66)	(1.51)
Discontinued operation	—	(0.42)	—	(0.87)
Net loss per share	(0.20)	(1.36)	(0.66)	(2.38)
Weighted average number of shares outstanding	16,504,206	15,385,708	16,396,029	12,094,508

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